Exhibit 99

Snap-on Announces First Quarter 2021 Results

Sales up 20.2% from Q1 2020, organic sales up 16.3%;
Diluted EPS of $3.50 increases 40.6%, or 34.6%, as adjusted, from Q1 2020;

Sales up 11.2% from Q1 2019, organic sales up 8.1%;
Diluted EPS increases 10.8% or 16.3%, as adjusted, from Q1 2019

KENOSHA, Wis.--(BUSINESS WIRE)--April 22, 2021--Snap-on Incorporated (NYSE: SNA), a leading global innovator, manufacturer and marketer of tools, equipment, diagnostics, repair information and systems solutions for professional users performing critical tasks, today announced operating results for the first quarter of 2021.

  Net sales of $1,024.6 million in the first quarter of 2021 increased $172.4 million, or 20.2% from 2020 levels, reflecting a $141.9 million, or 16.3%, organic sales gain, $11.3 million of acquisition-related sales, and $19.2 million of favorable foreign currency translation. Additionally, net sales in the period increased $102.9 million, or 11.2% from $921.7 million in the first quarter of 2019, reflecting a $76.0 million, or 8.1%, organic sales gain, $15.3 million of acquisition-related sales, and $11.6 million of favorable foreign currency translation.
  Operating earnings before financial services for the quarter of $200.9 million, or 19.6% of sales compared to $138.9 million, or 16.3% of sales, in 2020, which included $7.5 million of exit and disposal costs (“restructuring charges”). Excluding the 2020 restructuring charges, operating earnings before financial services in the first quarter of 2021 increased $54.5 million, or 37.2%, from $146.4 million, or 17.2% of sales, as adjusted, last year.
  Financial services revenue in the quarter of $88.6 million increased $2.7 million from last year’s levels; financial services operating earnings of $65.3 million compared to $56.9 million in 2020, which included a $2.6 million charge related to higher credit reserves resulting from the economic uncertainty associated with the COVID-19 pandemic.
  Consolidated operating earnings for the quarter of $266.2 million compared to $195.8 million last year, which included $7.5 million of restructuring charges. As a percentage of revenues (net sales plus financial services revenue), consolidated operating earnings were 23.9% and 20.9% in the first quarters of 2021 and 2020, respectively. Excluding the 2020 restructuring charges, consolidated operating earnings in 2021 increased $62.9 million, or 30.9%, from $203.3 million, or 21.7% of revenues, as adjusted, last year.
  The first quarter effective income tax rate was 23.5% in 2021 and 24.2% in 2020, which included a 10 basis point increase from the restructuring charges.
  Net earnings in the quarter of $192.6 million, or $3.50 per diluted share, compared to $137.2 million, or $2.49 per diluted share, a year ago. Excluding the restructuring charges, net earnings in 2020, as adjusted, were $143.2 million, or $2.60 per diluted share. Additionally, reported net earnings in the first quarter of 2019 were $177.9 million, or $3.16 per diluted share; excluding a legal settlement in 2019, net earnings, as adjusted, were $169.2 million, or $3.01 per diluted share.

See “Non-GAAP Measures” below for a definition of, and further explanation about, organic sales and measures, as adjusted, excluding restructuring charges in 2020 and the legal settlement in 2019.

“We’re encouraged by our first quarter results and with the progress made since the virus first appeared during this period last year,” said Nick Pinchuk, Snap-on chairman and chief executive officer. “Our performance shows significant improvements from the pandemic-shocked first quarter of 2020, and demonstrates our growing accommodation to the virus environment driving an upward trajectory. We also believe the comparisons to pre-pandemic 2019, particularly in the Snap-on Tools Group, clearly testify to the strength and resilience of our markets and operations throughout the challenges of the COVID environment, attest to the continuing opportunities along our varied and abundant runways for growth, and confirm our ability to take full advantage of those possibilities. In pursuit of expanding with repair shop owners and managers, during the quarter we completed the coherent acquisition of Dealer-FX Group, Inc. to extend our strategic visibility into new vehicle technologies and platforms, as well as to enhance our expertise and position with respect to dealership service and repair operations. We continue to build our ongoing advantage in our products, brands and people, further developing the capabilities that enabled our performance in the quarter, and that we believe, will facilitate increased progress as we move forward through 2021. Finally, I want to thank our franchisees and associates worldwide for their ongoing contributions, unfailing dedication, and continued confidence in our future.”

Segment Results

Commercial & Industrial Group segment net sales of $345.7 million in the quarter compared to $299.9 million last year, reflecting a $29.3 million, or 9.5%, organic sales gain, $7.3 million of acquisition-related sales, and $9.2 million of favorable foreign currency translation. The organic increase primarily reflects higher sales in the segment’s European-based hand tools business and Asia Pacific operations, as well as increased activity with customers in critical industries. In addition, segment net sales in the period increased $23.2 million, or 7.2% from $322.5 million in the first quarter of 2019, reflecting a $10.0 million, or 3.1%, organic sales gain, $8.0 million of acquisition-related sales, and $5.2 million of favorable foreign currency translation.

Operating earnings of $50.7 million in the period, including $1.4 million of unfavorable foreign currency effects, compared to $31.5 million in 2020, which included $4.4 million of restructuring costs. The operating margin (operating earnings as a percentage of segment net sales) of 14.7% compared to 10.5% a year ago.

Snap-on Tools Group segment net sales of $478.3 million in the quarter increased $102.4 million, or 27.2%, from 2020 levels, reflecting a $95.7 million, or 25.0%, organic sales gain and $6.7 million of favorable foreign currency translation. The organic increase reflects higher activity in both the segment’s U.S. and international operations. Additionally, segment net sales in the period increased $68.1 million, or 16.6% from $410.2 million in the first quarter of 2019, reflecting a $62.9 million, or 15.1%, organic sales gain and $5.2 million of favorable foreign currency translation.

Operating earnings of $98.9 million in the period, including $2.3 million of favorable foreign currency effects, increased $50.3 million from 2020 levels, and the operating margin of 20.7% compared to 12.9% last year.

Repair Systems & Information Group segment net sales of $347.6 million in the quarter compared to $314.6 million last year, reflecting a $24.2 million, or 7.6%, organic increase, $4.0 million of acquisition-related sales, and $4.8 million of favorable foreign currency translation. The organic gain includes higher volumes of undercar equipment, increased sales of diagnostics and repair information products to independent repair shop owners and managers, and higher activity with OEM dealerships. In addition, segment net sales in the period increased $19.7 million, or 6.0% from $327.9 million in the first quarter of 2019, reflecting a $10.1 million, or 3.1%, organic sales gain, $7.3 million of acquisition-related sales, and $2.3 million of favorable foreign currency translation.

Operating earnings of $81.4 million in the period, including $1.5 million of unfavorable foreign currency effects, compared to $77.3 million in 2020, which included $3.1 million of restructuring costs. The operating margin of 23.4% compared to 24.6% a year ago.

Financial Services operating earnings of $65.3 million on revenue of $88.6 million in the quarter compared to operating earnings of $56.9 million on revenue of $85.9 million a year ago. In the first quarter of 2020, financial services operating earnings included a $2.6 million charge related to higher credit reserves resulting from the economic uncertainty associated with the COVID-19 pandemic. Originations of $261.8 million in the first quarter increased $6.2 million, or 2.4%, from 2020 levels.

Corporate expenses of $30.1 million in the first quarter increased $11.6 million from 2020 levels, primarily as a result of higher stock-based compensation expense.

Outlook

COVID-19 continues to impact economic activity worldwide in 2021. Snap-on is accommodating to the related risks while safely pursuing opportunities in the COVID-19 environment. During 2021, the company believes there will be ongoing advancement against the virus-related turbulence, however, the trajectory of progress may be uncertain due to the evolving nature and duration of the pandemic and quarterly year-over-year comparisons to 2020 performance may be less meaningful than comparisons to pre-pandemic periods.

Snap-on expects to make continued progress along its defined runways for coherent growth, leveraging capabilities already demonstrated in the automotive repair arena and developing and expanding its professional customer base, not only in automotive repair, but in adjacent markets, additional geographies and other areas, including extending in critical industries, where the cost and penalties for failure can be high. In pursuit of these initiatives, it is projected that capital expenditures in 2021 will be in a range of $90 million to $100 million, of which $19.3 million was incurred in the first three months of the year. Snap-on continues to respond to the global macroeconomic challenges through its Rapid Continuous Improvement (RCI) process and other cost reduction initiatives.

Snap-on currently anticipates that its full year 2021 effective income tax rate will be in the range of 23% to 24%.

Conference Call and Webcast on April 22, 2021, at 9:00 a.m. Central Time

A discussion of this release will be webcast on Thursday, April 22, 2021, at 9:00 a.m. Central Time, and a replay will be available for at least 10 days following the call. To access the webcast, visit https://www.snapon.com/EN/Investors/Investor-Events and click on the link to the call. The slide presentation accompanying the call can be accessed under the Downloads tab in the webcast viewer, as well as on the Snap-on website at https://www.snapon.com/EN/Investors/Financial-Information/Quarterly-Earnings.

Non-GAAP Measures

References in this document to “organic sales” refer to sales from continuing operations calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), adjusted to exclude acquisition-related sales and the impact of foreign currency translation. Management evaluates the company’s sales performance based on organic sales growth, which primarily reflects growth from the company’s existing businesses as a result of increased output, customer base and geographic expansion, new product development and/or pricing, and excludes sales contributions from acquired operations the company did not own as of the comparable prior-year reporting period. The company’s organic sales disclosures also exclude the effects of foreign currency translation as foreign currency translation is subject to volatility that can obscure underlying business trends. Management believes that the non-GAAP financial measure of organic sales is meaningful to investors as it provides them with useful information to aid in identifying underlying growth trends in our businesses and facilitates comparisons of our sales performance with prior periods.

For the first quarter of 2020, the company is including operating earnings before financial services, consolidated operating earnings, net earnings, diluted earnings per share and its effective tax rate, all as adjusted to exclude the impact of $7.5 million of restructuring charges ($6.0 million after tax or $0.11 per diluted share) for exit and disposal activities.

For the first quarter of 2019, the company is including net earnings and diluted earnings per share, both as adjusted to exclude the impact of an $11.6 million benefit ($8.7 million after tax or $0.15 per diluted share) from a legal settlement.

Management believes that these are unusual events and therefore the non-GAAP financial measures adjusted to exclude them provide more meaningful year-over-year comparisons of the company’s 2021 operating performance. For a reconciliation of the 2020 adjusted metrics, see “Reconciliation of Non-GAAP Financial Measures” below.

About Snap-on

Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tools, equipment, diagnostics, repair information and systems solutions for professional users performing critical tasks. Products and services include hand and power tools, tool storage, diagnostics software, information and management systems, shop equipment and other solutions for vehicle dealerships and repair centers, as well as for customers in industries, including aviation and aerospace, agriculture, construction, government and military, mining, natural resources, power generation and technical education. Snap-on also derives income from various financing programs to facilitate the sales of its products and support its franchise business. Products and services are sold through the company’s franchisee, company-direct, distributor and internet channels. Founded in 1920, Snap-on is a $3.6 billion, S&P 500 company headquartered in Kenosha, Wisconsin.

Forward-looking Statements

Statements in this news release that are not historical facts, including statements that (i) are in the future tense; (ii) include the words “expects,” “anticipates,” “intends,” “approximates,” or similar words that reference Snap-on or its management; (iii) are specifically identified as forward-looking; or (iv) describe Snap-on’s or management’s future outlook, plans, estimates, objectives or goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Snap-on cautions the reader that this news release may contain statements, including earnings projections, that are forward-looking in nature and were developed by management in good faith and, accordingly, are subject to risks and uncertainties regarding Snap-on’s expected results that could cause (and in some cases have caused) actual results to differ materially from those described or contemplated in any forward-looking statement. Factors that may cause the company’s actual results to differ materially from those contained in the forward-looking statements include those found in the company’s reports filed with the Securities and Exchange Commission, including the information under the “Safe Harbor” and “Risk Factors” headings in its Annual Report on Form 10-K for the fiscal year ended January 2, 2021, which are incorporated herein by reference. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release, except as required by law.

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Earnings
(Amounts in millions, except per share data)
(unaudited)

	Three Months Ended
	April 3,	March 28,
	2021	2020

Net sales	$1,024.6	$852.2
Cost of goods sold	(511.0)	(430.6)
Gross profit	513.6	421.6
Operating expenses	(312.7)	(282.7)
Operating earnings before financial services	200.9	138.9

Financial services revenue	88.6	85.9
Financial services expenses	(23.3)	(29.0)
Operating earnings from financial services	65.3	56.9

Operating earnings	266.2	195.8
Interest expense	(14.3)	(11.4)
Other income (expense) – net	4.3	1.5
Earnings before income taxes and equity earnings	256.2	185.9
Income tax expense	(59.1)	(43.9)
Earnings before equity earnings	197.1	142.0
Equity earnings, net of tax	0.5	—
Net earnings	197.6	142.0
Net earnings attributable to noncontrolling interests	(5.0)	(4.8)
Net earnings attributable to Snap-on Inc.	$192.6	$137.2

Net earnings per share attributable to Snap-on Inc.:
Basic	$3.55	$2.52
Diluted	3.50	2.49

Weighted-average shares outstanding:
Basic	54.2	54.5
Effect of dilutive securities	0.9	0.5
Diluted	55.1	55.0

SNAP-ON INCORPORATED
Supplemental Segment Information
(Amounts in millions)
(unaudited)

	Three Months Ended
	April 3,	March 28,
	2021	2020
Net sales:
Commercial & Industrial Group	$345.7	$299.9
Snap-on Tools Group	478.3	375.9
Repair Systems & Information Group	347.6	314.6
Segment net sales	1,171.6	990.4
Intersegment eliminations	(147.0)	(138.2)
Total net sales	$1,024.6	$852.2
Financial Services revenue	88.6	85.9
Total revenues	$1,113.2	$938.1

Operating earnings:
Commercial & Industrial Group	$50.7	$31.5
Snap-on Tools Group	98.9	48.6
Repair Systems & Information Group	81.4	77.3
Financial Services	65.3	56.9
Segment operating earnings	296.3	214.3
Corporate	(30.1)	(18.5)
Operating earnings	266.2	195.8
Interest expense	(14.3)	(11.4)
Other income (expense) – net	4.3	1.5
Earnings before income taxes and equity earnings	$256.2	$185.9

SNAP-ON INCORPORATED
Condensed Consolidated Balance Sheets
(Amounts in millions)
(unaudited)

	April 3,	January 2,
	2021	2021
Assets
Cash and cash equivalents	$904.6	$923.4
Trade and other accounts receivable – net	650.8	640.7
Finance receivables – net	527.4	530.2
Contract receivables – net	108.0	112.5
Inventories – net	730.1	746.5
Prepaid expenses and other assets	131.6	129.7
Total current assets	3,052.5	3,083.0

Property and equipment – net	519.1	526.2
Operating lease right-of-use assets	49.9	51.9
Deferred income tax assets	49.8	50.3
Long-term finance receivables – net	1,118.3	1,136.3
Long-term contract receivables – net	374.0	374.7
Goodwill	1,161.8	982.4
Other intangibles – net	254.6	260.8
Other assets	93.5	91.7
Total assets	$6,673.5	$6,557.3

Liabilities and Equity
Notes payable and current maturities of long-term debt	$268.5	$268.5
Accounts payable	235.9	222.9
Accrued benefits	74.5	59.7
Accrued compensation	73.3	89.9
Franchisee deposits	76.3	78.4
Other accrued liabilities	505.6	445.5
Total current liabilities	1,234.1	1,164.9

Long-term debt	1,182.3	1,182.1
Deferred income tax liabilities	74.9	70.4
Retiree health care benefits	33.8	34.5
Pension liabilities	117.6	127.1
Operating lease liabilities	32.0	34.0
Other long-term liabilities	100.9	97.7
Total liabilities	2,775.6	2,710.7

Equity
Shareholders' equity attributable to Snap-on Inc.
Common stock	67.4	67.4
Additional paid-in capital	419.7	391.7
Retained earnings	5,282.5	5,156.9
Accumulated other comprehensive loss	(388.3)	(365.8)
Treasury stock at cost	(1,505.3)	(1,425.3)
Total shareholders' equity attributable to Snap-on Inc.	3,876.0	3,824.9
Noncontrolling interests	21.9	21.7
Total equity	3,897.9	3,846.6
Total liabilities and equity	$6,673.5	$6,557.3

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Cash Flows
(Amounts in millions)
(unaudited)

	Three Months Ended
	April 3,	March 28,
	2021	2020
Operating activities:
Net earnings	$197.6	$142.0
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	18.7	18.1
Amortization of other intangibles	6.0	5.7
Provision for losses on finance receivables	11.3	16.3
Provision for losses on non-finance receivables	2.6	5.0
Stock-based compensation expense	12.3	1.1
Deferred income tax provision (benefit)	2.3	(3.6)
Loss on sales of assets	—	0.1
Changes in operating assets and liabilities, net of effects of acquisitions:
Trade and other accounts receivable	(9.8)	34.3
Contract receivables	5.6	1.2
Inventories	8.3	(23.8)
Prepaid and other assets	(1.8)	3.2
Accounts payable	17.5	1.9
Accruals and other liabilities	48.7	11.9
Net cash provided by operating activities	319.3	213.4

Investing activities:
Additions to finance receivables	(216.5)	(212.8)
Collections of finance receivables	228.6	190.7
Capital expenditures	(19.3)	(17.2)
Acquisitions of businesses, net of cash acquired	(200.0)	(6.1)
Other	—	(4.4)
Net cash used by investing activities	(207.2)	(49.8)

Financing activities:
Net increase (decrease) in other short-term borrowings	2.4	(41.9)
Cash dividends paid	(66.7)	(59.0)
Purchases of treasury stock	(151.9)	(50.5)
Proceeds from stock purchase and option plans	93.0	1.5
Other	(7.8)	(7.2)
Net cash used by financing activities	(131.0)	(157.1)

Effect of exchange rate changes on cash and cash equivalents	0.1	(5.2)
Increase (decrease) in cash and cash equivalents	(18.8)	1.3

Cash and cash equivalents at beginning of year	923.4	184.5
Cash and cash equivalents at end of period	$904.6	$185.8

Supplemental cash flow disclosures:
Cash paid for interest	$(19.4)	$(20.7)
Net cash paid for income taxes	(15.9)	(15.1)

Non-GAAP Supplemental Data

The following non-GAAP supplemental data is presented for informational purposes to provide readers with insight into the information used by management for assessing the operating performance of Snap-on Incorporated's ("Snap-on") non-financial services ("Operations") and "Financial Services" businesses.

The supplemental Operations data reflects the results of operations and financial position of Snap-on's tools, diagnostic and equipment products, software and other non-financial services operations with Financial Services on the equity method. The supplemental Financial Services data reflects the results of operations and financial position of Snap-on's U.S. and international financial services operations. The financing needs of Financial Services are met through intersegment borrowings and cash generated from Operations; Financial Services is charged interest expense on intersegment borrowings at market rates. Income taxes are charged to Financial Services on the basis of the specific tax attributes generated by the U.S. and international financial services businesses. Transactions between the Operations and Financial Services businesses were eliminated to arrive at the Condensed Consolidated Financial Statements.

SNAP-ON INCORPORATED
Non-GAAP Supplemental Consolidating Data - Supplemental Condensed Statements of Earnings
(Amounts in millions)
(unaudited)

	Operations*		Financial Services
	Three Months Ended		Three Months Ended
	April 3,	March 28,	April 3,	March 28,
	2021	2020	2021	2020

Net sales	$1,024.6	$852.2	$—	$—
Cost of goods sold	(511.0)	(430.6)	—	—
Gross profit	513.6	421.6	—	—
Operating expenses	(312.7)	(282.7)	—	—
Operating earnings before financial services	200.9	138.9	—	—

Financial services revenue	—	—	88.6	85.9
Financial services expenses	—	—	(23.3)	(29.0)
Operating earnings from financial services	—	—	65.3	56.9

Operating earnings	200.9	138.9	65.3	56.9
Interest expense	(14.3)	(11.3)	—	(0.1)
Intersegment interest income (expense) – net	14.4	18.1	(14.4)	(18.1)
Other income (expense) – net	4.3	1.5	—	—
Earnings before income taxes and equity earnings	205.3	147.2	50.9	38.7
Income tax expense	(46.5)	(33.8)	(12.6)	(10.1)
Earnings before equity earnings	158.8	113.4	38.3	28.6
Financial services – net earnings attributable to Snap-on	38.3	28.6	—	—
Equity earnings, net of tax	0.5	—	—	—
Net earnings	197.6	142.0	38.3	28.6
Net earnings attributable to noncontrolling interests	(5.0)	(4.8)	—	—
Net earnings attributable to Snap-on	$192.6	$137.2	$38.3	$28.6

* Snap-on with Financial Services on the equity method.

SNAP-ON INCORPORATED
Non-GAAP Supplemental Consolidating Data - Supplemental Condensed Balance Sheets
(Amounts in millions)
(unaudited)

	Operations*		Financial Services
	April 3,	January 2,	April 3,	January 2,
	2021	2021	2021	2021
Assets
Cash and cash equivalents	$904.2	$923.2	$0.4	$0.2
Intersegment receivables	15.5	14.6	—	0.2
Trade and other accounts receivable – net	649.8	639.7	1.0	1.0
Finance receivables – net	—	—	527.4	530.2
Contract receivables – net	7.0	7.0	101.0	105.5
Inventories – net	730.1	746.5	—	—
Prepaid expenses and other assets	131.3	131.1	9.6	7.8
Total current assets	2,437.9	2,462.1	639.4	644.9

Property and equipment – net	517.1	524.4	2.0	1.8
Operating lease right-of-use assets	47.8	49.7	2.1	2.2
Investment in Financial Services	345.2	349.8	—	—
Deferred income tax assets	25.4	27.6	24.4	22.7
Intersegment long-term notes receivable	293.9	316.9	—	—
Long-term finance receivables – net	—	—	1,118.3	1,136.3
Long-term contract receivables – net	11.4	12.4	362.6	362.3
Goodwill	1,161.8	982.4	—	—
Other intangibles – net	254.6	260.8	—	—
Other assets	105.6	103.9	0.2	0.1
Total assets	$5,200.7	$5,090.0	$2,149.0	$2,170.3

Liabilities and Equity
Notes payable and current maturities of long-term debt	$18.5	$18.5	$250.0	$250.0
Accounts payable	235.0	222.3	0.9	0.6
Intersegment payables	—	—	15.5	14.8
Accrued benefits	74.4	59.7	0.1	—
Accrued compensation	71.1	87.2	2.2	2.7
Franchisee deposits	76.3	78.4	—	—
Other accrued liabilities	472.8	418.8	42.1	35.9
Total current liabilities	948.1	884.9	310.8	304.0

Long-term debt and intersegment long-term debt	—	—	1,476.2	1,499.0
Deferred income tax liabilities	74.9	70.4	—	—
Retiree health care benefits	33.8	34.5	—	—
Pension liabilities	117.6	127.1	—	—
Operating lease liabilities	30.0	31.6	2.0	2.4
Other long-term liabilities	98.4	94.9	14.8	15.1
Total liabilities	1,302.8	1,243.4	1,803.8	1,820.5

Total shareholders' equity attributable to Snap-on	3,876.0	3,824.9	345.2	349.8
Noncontrolling interests	21.9	21.7	—	—
Total equity	3,897.9	3,846.6	345.2	349.8
Total liabilities and equity	$5,200.7	$5,090.0	$2,149.0	$2,170.3

* Snap-on with Financial Services on the equity method.

SNAP-ON INCORPORATED
Reconciliation of Non-GAAP Financial Measures
(Amounts in millions, except per share data)
(unaudited)

	Three Months Ended
	April 3,	March 28,
	2021	2020
AS REPORTED

Charges associated with exit and disposal activities ("restructuring charges")
Pre-tax restructuring charges	$—	$(7.5)
Income tax benefits	—	1.5
Restructuring charges, after tax	$—	$(6.0)

Weighted-average shares outstanding - diluted	55.1	55.0

Diluted EPS - restructuring charges	$—	$(0.11)

ADJUSTED INFORMATION - NON-GAAP

1) Operating earnings before financial services
As reported	$200.9	$138.9
Restructuring charges	—	7.5
As adjusted	$200.9	$146.4

Operating earnings before financial services as a percentage of sales
As reported	19.6%	16.3%
As adjusted	19.6%	17.2%

2) Operating earnings
As reported	$266.2	$195.8
Restructuring charges	—	7.5
As adjusted	$266.2	$203.3

Operating earnings as a percentage of revenue
As reported	23.9%	20.9%
As adjusted	23.9%	21.7%

SNAP-ON INCORPORATED
Reconciliation of Non-GAAP Financial Measures (continued)
(Amounts in millions, except per share data)
(unaudited)

	Three Months Ended
	April 3,	March 28,
	2021	2020
ADJUSTED INFORMATION - NON-GAAP (continued)

3) Net earnings attributable to Snap-on Incorporated
As reported	$192.6	$137.2
Restructuring charges, after tax	—	6.0
As adjusted	$192.6	$143.2

4) Diluted EPS
As reported	$3.50	$2.49
Restructuring charges, after tax	—	0.11
As adjusted	$3.50	$2.60

5) Effective tax rate
As reported	23.5%	24.2%
Restructuring charges	—	(0.1)
As adjusted	23.5%	24.1%

Contacts

For additional information, please visit www.snapon.com or contact:
Investors:
Sara Verbsky
262/656-4869

Media:
Samuel Bottum
262/656-5793